Exhibit 11.1

                                  EXOGEN, INC.

                               EARNINGS PER SHARE
                     CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE
                      (in thousands, except per share data)


                                       Three Months Ended     Nine Months Ended
                                            June 30,              June 30,
                                       ------------------    ------------------
                                         1996      1995        1996       1995
                                       -------    -------    -------    -------
Net loss ...........................   $(2,797)   $(1,673)   $(7,221)   $(4,643)


Net loss per share
- ------------------

Weighted average shares outstanding:
Common Stock .......................     9,881      1,385      9,866
                                       -------    -------    -------
    Total ..........................     9,881      1,385      9,866
                                       =======    =======    =======

Net loss per share .................   $ (0.28)   $ (1.21)   $ (0.73)
                                       =======    =======    =======


Pro forma net loss per share
- ----------------------------

Weighted average shares outstanding:
Common Stock........................                                      1,385
Redeemable Preferred Stock:
    Series A........................                                      2,500
    Series B........................                                      1,227
Options.............................                                        113
                                                                        -------
    Total...........................                                      5,225
                                                                        =======

Pro forma net loss per share........                                    $ (0.89)
                                                                        =======